Exhibit 2.2

MAGNUM HUNTER RESOURCES CORPORATION

777 Post Oak Boulevard

Suite 650

Houston, Texas 77056

April 8, 2013

Penn Virginia Corporation

Penn Virginia Oil & Gas Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Attention: Nancy M. Snyder

Re: Amendment to Stock Purchase Agreement

Dear Nancy:

This letter constitutes a legally binding amendment (this “Amendment”) to the Stock Purchase Agreement dated April 2, 2013 (the “Agreement”) among Magnum Hunter Resources Corporation (“MHR”), Penn Virginia Oil & Gas Corporation (“PVO&G”) and Penn Virginia Corporation (“PVA”). More specifically, MHR, PVO&G and PVA do hereby agree as follows:

1. Sections 9.2(f) and 9.3(c)(iv) of the Agreement are each amended to read in their entirety as follows:

“the Registration Rights Agreement and the Standstill Agreement, if at Closing any PVA Stock is to be issued to Seller or its designee as part of the Purchase Price;”

2. The Standstill Agreement shall be in the form attached to this Amendment as Exhibit A.

3. Appendix A to the Agreement is hereby amended by adding, in alphabetical order, the following definition:

“ ‘Seller Financial Statements’ means (i) the statements of revenues and direct operating expenses of the Company relating to the Subject Assets for the year ended December 31, 2012 audited in accordance with GAAP by Hein and (ii) the Seller Unaudited Financial Statements.”

If this Amendment correctly sets forth the understanding among MHR, PVO&G and PVA, please so indicate by signing below in the space provided.

Sincerely yours,

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Paul M. Johnston
Paul M. Johnston Senior Vice President and General Counsel

ACCEPTED AND AGREED:

PENN VIRGINIA CORPORATION

By:	/s/ Nancy M. Snyder
Nancy M. Snyder Executive Vice President

PENN VIRGINIA OIL & GAS CORPORATION

By:	/s/ Nancy M. Snyder
Nancy M. Snyder Executive Vice President